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                                                               Exhibit 4.6


                          FIRST AMENDMENT TO
                      SAFEGUARD SCIENTIFICS, INC.
                          STOCK SAVINGS PLAN
                      ---------------------------


     WHEREAS, Safeguard Scientifics, Inc. (the "Company") established the Safeguard Scientifics, Inc. Stock Savings Plan (the "Plan") for the benefit of certain of its employees effective January 1, 1981; and

     WHEREAS, the Company most recently amended and restated the Plan generally effective January 1, 1989; and

     WHEREAS, the Company reserved to itself the right to amend the Plan in
Section 16.1 thereof, subject to certain inapplicable limitations; and

     WHEREAS, the Company desires to amend the Plan (i) to clarify readmission after a Break in Service; (ii) to clarify in Section 10.2, as provided in Section 2.1, that participation commencing on the first Entry Date following date of hire is for the sole purpose of making Deferral Amount Contributions under the Plan and does not apply to any other provisions under the Plan regarding participation; (iii) to provide for amendment of the loan provisions by the Plan Administrator; (iv) to eliminate the limit on amendments within any six-month period and (v) to make certain other changes;

     NOW, THEREFORE, the Plan is hereby amended, effective January 1, 1996, except as otherwise provided herein as follows:

     1. Section 2.2 is hereby amended for clarification purposes, and to substitute "Break in Service" for the term "Period of Severance" to read as follows:

     2.2 Readmission after Breaks in Service and Employment Termination. The following provisions apply separately to participation for the purpose of making Deferral Amount Contributions and participation for all other purposes (including the right of an Eligible Employee to have Employer Matching Contributions allocated to his Matching Contribution Subaccount) under the Plan.

     (a) A person described in paragraph (1) or (2) below shall be eligible to resume active participation under the Plan upon the first date on which he accrues an Hour of Service as an Eligible Employee after incurring a Break in Service or termination of employment.

           (1) A person who has been an Active Participant in the Plan and who experienced a Break in Service or termination of employment.

           (2) Any person who satisfied the minimum service requirements for Active Participant status, who experienced a termination of employment prior to the payroll period containing the Entry Date on which he would have assumed Active Participant status and was not in the employ of the Employer on that Entry Date, and who subsequently again becomes an Eligible Employee without experiencing a Break in Service.

     (b) With respect to a person who has previously been employed by the Employer or an Affiliate, who has never been an Active Participant, and who has terminated such employment and/or has experienced a Break in Service, eligibility for participation in the Plan shall be determined as follows:

           (1) For the purpose of determining eligibility to be an Active Participant, service prior to the occurrence of a Break in Service shall be combined with service subsequent to such Break in Service except where the service prior to the Break in Service is Disregarded Prior Service.

           (2) Any individual who experiences a Break in Service, whose prior service is not protected under the provisions of paragraph (a) of this Section, and who thereafter retains or resumes a status as an Employee, shall be considered a new Employee upon performance of one (1) Hour of Service subsequent to such Break in Service, and shall be required to satisfy the minimum service requirements of Section 2.1(b) without regard to service prior to his Reemployment Commencement Date.

     2. Subsection (g) is added at the end of Section 4.12 to read as follows:

           (g) Amendment. Notwithstanding Section 16.1 of this Plan, the provisions set forth above in this Section 4.12 may be amended from time to time as deemed necessary or desirable by written action of the Plan Administrator. As set forth above loans shall also be subject to the requirements of any written procedures and guidelines as may be adopted from time to time by the Plan Administrator which are consistent with the provisions of this Section 4.12.

     3. The last sentence of Section 7.4(e) is hereby amended to read as follows:

           The Plan Administrator and/or the Trustees may offer to all Participants additional investment sub-funds and may at any time or times cease to offer such investment sub-funds' as deemed appropriate.

     4. Section 10.2(a)(1) is hereby amended for clarification purposes to read as follows:

           (1) Completion of twelve months, or, in the case of any Employee who first became an Active Participant on or after January 1, 1985, twenty-four months, of participation (whether or not successive months) after such Employee has become an Active Participant for purposes of entitlement to Employer Matching Contributions under the Plan, where in each of such months Deferral Amounts were contributed for the Participant's Account.

     5. Section 16.1(e) (limiting certain Plan amendments within a six-month period) is deleted, effective November 1, 1996.

     6. Wherever the terms "Period of Severance" or "Severance from Service Date" appear, the term "Break in Service" shall be substituted.

     IN WITNESS WHEREOF, and as evidence of the adoption of this First Amendment, the Company has caused the same to be executed by its duly authorized officers, and its corporate seal to be affixed this 11th day of December, 1996.


Attest:                              SAFEGUARD SCIENTIFICS, INC.



/sig/                                   By:  /sig/
------------------------------               -------------------------

(Corporate Seal)

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